                          GENERAL DYNAMICS CORPORATION

                 SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

                  FOR THE QUARTERLY PERIOD ENDED APRIL 4, 1999

                                      INDEX

                                                                          PAGE
                                                                          ----
Supplemental Consolidated Balance Sheet                                     2

Supplemental Consolidated Statement of Earnings                             3

Supplemental Consolidated Statement of Cash Flows                           4

Notes to Unaudited Supplemental Consolidated Financial Statements           5

                          GENERAL DYNAMICS CORPORATION

                     SUPPLEMENTAL CONSOLIDATED BALANCE SHEET

                                   (UNAUDITED)

                              (Dollars in millions)

                                                   April 4              December 31
                                                    1999                   1998
                                               ---------------        ---------------
ASSETS
------
CURRENT ASSETS:
Cash and equivalents                           $           208        $           165
Marketable securities                                       52                     93
                                               ---------------        ---------------
                                                           260                    258
Accounts receivable                                        644                    580
Contracts in process                                     1,186                    952
Inventory                                                  825                    804
Other current assets                                       726                    391
                                               ---------------        ---------------
Total Current Assets                                     3,641                  2,985
                                               ---------------        ---------------

NONCURRENT ASSETS:
Leases receivable - finance operations                     181                    181
Real estate held for development                            63                     65
Property, plant and equipment, net                         918                    901
Intangible assets                                        1,784                  1,784
Other assets                                               236                    235
                                               ---------------        ---------------
Total Noncurrent Assets                                  3,182                  3,166
                                               ---------------        ---------------
                                               $         6,823        $         6,151
                                               ===============        ===============

LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------

CURRENT LIABILITIES:
Current portion of long-term debt              $            76        $            77
Short-term debt - finance operations                        58                     58
Accounts payable                                           425                    477
Other current liabilities                                2,038                  1,760
                                               ---------------        ---------------
Total Current Liabilities                                2,597                  2,372
                                               ---------------        ---------------

NONCURRENT LIABILITIES:
Long-term debt                                             428                    453
Long-term debt - finance operations                         79                     82
Other liabilities                                        1,015                    829
Commitments and contingencies (See Note J)
                                               ---------------        ---------------
Total Noncurrent Liabilities                             1,522                  1,364
                                               ---------------        ---------------

SHAREHOLDERS' EQUITY:
Common stock, including surplus                            472                    484
Retained earnings                                        2,932                  2,639
Treasury stock                                            (695)                  (706)
Accumulated other comprehensive loss                        (5)                    (2)
                                               ----------------       ----------------
Total Shareholders' Equity                               2,704                  2,415
                                               ---------------        ---------------
                                               $         6,823        $         6,151
                                               ===============        ===============


The accompanying Notes to Unaudited Supplemental Consolidated Financial Statements are an integral part of this statement.

                          GENERAL DYNAMICS CORPORATION

                 SUPPLEMENTAL CONSOLIDATED STATEMENT OF EARNINGS

                                   (UNAUDITED)

                 (Dollars in millions, except per share amounts)


                                                                                     Three Months Ended
                                                                  --------------------------------------------------------
                                                                      April 4                                   March 29
                                                                       1999                                       1998
                                                                  ---------------                          ---------------

NET SALES                                                         $         2,002                          $         1,657

OPERATING COSTS AND EXPENSES                                                1,761                                    1,464
                                                                  ---------------                          ---------------

OPERATING EARNINGS                                                            241                                      193

Interest expense, net                                                          (6)                                      (4)
Other income (expense), net                                                     9                                       (1)
                                                                  ---------------                          ----------------

EARNINGS BEFORE INCOME TAXES                                                  244                                      188

(BENEFIT) / PROVISION FOR INCOME TAXES
   R&E Tax Credit                                                            (165)                                       -
   Provision                                                                   86                                       66
                                                                  ---------------                          ---------------
                                                                              (79)                                      66
                                                                  ----------------                         ---------------

NET EARNINGS                                                      $           323                          $           122
                                                                  ===============                          ===============

NET EARNINGS PER SHARE:
   Basic                                                          $          1.62                          $          0.61
                                                                  ===============                          ===============
   Diluted                                                        $          1.60                          $          0.60
                                                                  ===============                          ===============

DIVIDENDS PER SHARE                                               $          0.24                          $          0.22
                                                                  ===============                          ===============

SUPPLEMENTAL INFORMATION:
           General and administrative expenses included in
             operating costs and expenses                         $           127                          $           118
                                                                  ===============                          ===============


The accompanying Notes to Unaudited Supplemental Consolidated Financial Statements are an integral part of this statement.

                          GENERAL DYNAMICS CORPORATION
               SUPPLEMENTAL CONSOLIDATED STATEMENT OF CASH FLOWS
                                  (UNAUDITED)
                             (Dollars in millions)

                                                                                            Three Months Ended
                                                                         --------------------------------------------------------
                                                                             April 4                               March 29
                                                                              1999                                   1998
                                                                         ---------------                       ---------------
CASH FLOWS FROM OPERATING ACTIVITIES:

Net earnings                                                             $           323                        $          122
Adjustments to reconcile net earnings to net
           cash provided by continuing operations -
Depreciation, depletion and amortization                                              43                                    39
Postretirement benefit cost                                                            3                                     1
Decrease (Increase) in -
           Marketable securities                                                      41                                    (6)
           Accounts receivable                                                       (64)                                   82
           Contracts in process                                                      (31)                                  (99)
           Inventories                                                               (23)                                  (79)
           Other current assets                                                       (2)                                    4
Increase (Decrease) in -
           Accounts payable and other current liabilities                            (62)                                  (37)
           Customer deposits                                                          71                                   (77)
           Current income taxes                                                     (121)                                   15
           Deferred income taxes                                                      12                                    36
Other, net                                                                           (21)                                  (10)
                                                                         --------------------                  ----------------
Net cash provided by continuing operations                                           169                                    (9)
Net cash used by discontinued operations                                              (2)                                   (3)
                                                                         --------------------                  ----------------
Net Cash Provided by Operating Activities                                            167                                   (12)
                                                                         --------------------                  ----------------

CASH FLOWS FROM INVESTING ACTIVITIES:
Business acquisitions                                                                (20)                                   12
Purchases of available-for-sale securities                                            (6)                                  (88)
Sales/maturities of available-for-sale securities                                      7                                    41
Capital expenditures                                                                 (31)                                  (49)
Proceeds from sale of assets                                                          13                                     -
Other                                                                                  -                                    (1)
                                                                         ----------------                      ----------------
Net Cash Used by Investing Activities                                                (37)                                  (85)
                                                                         ----------------                      ----------------
CASH FLOWS FROM FINANCING ACTIVITIES:
Repayment of debt                                                                    (24)                                  (19)
Repayment of debt - finance operations                                                (3)                                   (3)
Dividends paid                                                                       (28)                                  (26)
Purchase of common stock                                                             (46)                                  (74)
Proceeds from option exercises                                                         6                                     2
Other                                                                                  8                                     2
                                                                         -----------------                     ---------------
Net Cash Used by Financing Activities                                                (87)                                 (118)
                                                                         ----------------                      ----------------

NET INCREASE/(DECREASE) IN CASH AND EQUIVALENTS                                       43                                  (215)
CASH AND EQUIVALENTS AT BEGINNING OF PERIOD                                          165                                   643
                                                                         ----------------                      ---------------
CASH AND EQUIVALENTS AT END OF PERIOD                                    $           208                       $           428
                                                                         ================                      ===============

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash payments for:
Income taxes                                                             $            23                       $             7
Interest (including finance operations)                                  $            12                       $             8


The accompanying Notes to Unaudited Supplemental Consolidated Financial Statements are an integral part of this statement.

                          GENERAL DYNAMICS CORPORATION

             NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

                                   (UNAUDITED)

                 (Dollars in millions, except per share amounts)

(A)  Basis of Presentation and Preparation

     The unaudited supplemental consolidated financial statements include the accounts of the company and all majority-owned subsidiaries. The unaudited supplemental consolidated financial statements give retroactive effect to the acquisition by General Dynamics Corporation (General Dynamics) of Gulfstream Aerospace Corporation (Gulfstream) through a merger on July 30, 1999, which has been accounted for as a pooling of interests as described in Note E. These supplemental financial statements do not extend through the date of consummation. They will, however, become the historical consolidated financial statements of General Dynamics and subsidiaries after post-combination results are issued, as prescribed by generally accepted accounting principles.

     The unaudited supplemental consolidated financial statements included herein have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Although certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations, the company believes that the disclosures included herein are adequate to make the information presented not misleading. Operating results for the three-month period ended April 4, 1999, are not necessarily indicative of the results that may be expected for the year ending December 31, 1999. These unaudited supplemental consolidated financial statements should be read in conjunction with the supplemental consolidated financial statements for the year ended December 31, 1998 and the notes thereto included in this Current Report on Form 8-K.

     In the opinion of the company, the unaudited supplemental consolidated financial statements contain all adjustments (consisting only of normal recurring accruals) necessary for a fair statement of the results for the three-month periods ended April 4, 1999 and March 29, 1998.

(B)  Subsequent Events

     Stockholder Approvals

     On July 30, 1999, the company's stockholders approved (1) an amendment to its Certificate of Incorporation to increase the number of authorized shares of common stock from 200 million shares to 300 million shares, and (2) the issuance by the company of its common stock to stockholders of Gulfstream in connection with the acquisition discussed in Note E.

     Gulfstream Acquisition

     On July 30, 1999, the company repaid from its available funds approximately $270 of Gulfstream's debt instruments. In connection therewith, the company will record in the third quarter of 1999 a one-time non-cash charge of approximately $7 for the unamortized debt costs associated with these instruments. The company will also record in the third quarter of 1999 a charge to earnings of approximately $33 for direct acquisition transaction costs,consisting of investment banking, legal, bank fees, accounting, printing, and regulatory filing fees.

     In connection with the acquisition of Gulfstream, General Dynamics will merge the two company's commercial pension plans. As a result of the merger of these plans, the company expects to recognize previously deferred gains on General Dynamics commercial pension plan, amounting to approximately $125 (before tax), in income in the third quarter of 1999.

     Rescission of Common Stock Repurchase Program

     On June 23, 1999, the company's board of directors formally rescinded management's authority to repurchase shares of the company's common stock on the open market.

     Acquisition of GTE Government Systems Corporation

     On June 21, 1999, the company entered into a definitive agreement to acquire GTE Government Systems Corporation, a subsidiary of GTE Corporation, for $1.05 billion in cash. GTE Government Systems Corporation is a leader in the advancement of command, control, communications and intelligence systems; electronic defense systems; communication switching; and information systems for defense, government and industry in the United States and abroad. The acquisition will be accounted for under the purchase method of accounting and is expected to close at the end of August 1999.

(C)  Comprehensive Income

     Comprehensive income was $320 and $121 for the three-month periods ended April 4, 1999 and March 29, 1998, respectively.

(D)  Translation of Foreign Currencies

     Local currencies have been determined to be functional currencies for the company's international operations. Foreign currency balance sheets are translated at the end-of-period exchange rates and earnings statements at the average exchange rates for each period. The resulting foreign currency translation adjustments are included in the calculation of other comprehensive income and included in the equity section on the Supplemental Consolidated Balance Sheet.

(E)  Acquisitions

     Pooling of Interests Method

     On July 30, 1999, the company acquired Gulfstream through a merger of a subsidiary of the company into Gulfstream. As a result, the holders of Gulfstream common stock became entitled to receive one share of the company's common stock for each Gulfstream share. The common stock of Gulfstream was traded on the New York Stock Exchange through the close of business on July 30, 1999, at which time there were 72,165,645 shares of Gulfstream common stock outstanding. An additional 4.1 million shares have been reserved for issuance upon the exercise of stock options which, prior to the acquisition, had been options to purchase Gulfstream common stock. Gulfstream is a leading designer, developer, manufacturer and marketer of advanced business jet aircraft. The acquisition was accounted for as a pooling of interests, and, accordingly, the consolidated financial statements for periods prior to the combination have been restated to include the accounts and results of operations of Gulfstream.

     The following table reconciles General Dynamics' and Gulfstream's operating results for the period ending April 4, 1999 to the combined results reported in these unaudited supplemental consolidated financial statements:

                                                    Three months ended April 4, 1999
                                                    --------------------------------
                                                General
                                                Dynamics       Gulfstream       Combined
                                                --------       ----------       --------

Net Sales                                        $1,377           $625           $2,002
Net earnings                                        265             58              323
Earnings per share:
   Basic                                           2.09           0.81             1.62
   Diluted                                         2.07           0.79             1.60
Weighted average shares
   (in thousands):
   Basic                                        127,008         72,450          199,458
   Diluted                                      128,326         73,914          202,240

     Purchase Method

     On November 10, 1998, the company acquired control of NASSCO Holdings Incorporated (NASSCO) for $369 in cash plus the obligation to discharge $46 in debt. NASSCO's wholly owned subsidiaries include National Steel and Shipbuilding Company, which is in the business of ship design, engineering, construction and repair for the United States military and various commercial customers, and NASSCO Funding Corporation, a finance subsidiary. The transaction has been accounted for under the purchase method of accounting. Operating results of NASSCO are included with those of the company from the closing date. The excess of the purchase price over the estimated fair value of the net tangible assets acquired, approximately $250, has been recorded as goodwill. This allocation is based on preliminary estimates and will be finalized within one year from the date of acquisition.

(F)  Earnings Per Share

     Basic and diluted weighted average shares outstanding are as follows (in thousands):


                                        April 4                   March 29
                                         1999                       1998
                                      ----------                 ----------
     Basic                              199,458                    198,466
     Diluted                            202,240                    202,285

     Basic and diluted weighted average shares outstanding were derived in accordance with SFAS No. 128, which states that when a business combination is accounted for as a pooling of interests, earnings per share computations shall be based on the aggregate of the weighted average outstanding shares of the constituent businesses, adjusted to equivalent shares of the surviving business for all periods presented.

(G)  Intangible Assets

     Intangible assets resulting from the company's acquisitions consist of the following:

                                                    April 4         December 31
                                                     1999               1998
                                                -------------       -----------

     Goodwill                                   $    1,329          $    1,323
     Contracts and programs acquired                   455                 461
                                                -------------       -----------
                                                $    1,784          $    1,784
                                                =============       ===========

     Intangible assets are shown net of accumulated amortization of $144 and $130 at April 4, 1999 and December 31, 1998, respectively. Goodwill is amortized on a straight-line basis over 40 years. Contracts and programs acquired are amortized on a straight-line basis over periods ranging from 8 to 30 years.

(H)  Liabilities

     A summary of significant liabilities, by balance sheet caption, follows:


                                             April 4           December 31
                                              1999                 1998
                                        ---------------      ---------------
Workers' compensation                   $           487      $           341
Customer deposits                                   566                  488
Retirement benefits                                 230                  196
Salaries and wages                                  130                  115
Advance payments - defense contracts                127                  139
Other                                               498                  481
                                        ---------------      ---------------
           Other Current Liabilities    $         2,038      $         1,760
                                        ===============      ===============
Accrued costs on disposed businesses    $           177      $           177
Retirement benefits                                 278                  268
Coal mining related liabilities                      72                   73
Other                                               488                  311
                                        ---------------      ---------------
           Other Liabilities            $         1,015      $           829
                                        ===============      ===============



(I)  Income Taxes

     The company had a net deferred tax asset of $314 and $326 at April 4, 1999 and December 31, 1998, respectively, the current portion of which was $326 and $328, respectively, and was included in other current assets on the Supplemental Consolidated Balance Sheet. Based on the level of projected earnings and current backlog, no material valuation allowance was required for the company's deferred tax assets at April 4, 1999 and December 31, 1998.

     On March 2, 1999, the company and the U.S. Internal Revenue Service settled refund claims for research and experimentation tax credits for the years 1981 through 1989 for approximately $334 (including before-tax interest). The company recognized a benefit of $165 (net of amounts previously recorded in 1991 and 1992), or $.82 per diluted share, as a result of this settlement. A receivable for the $334 refund was included in other current assets on the Supplemental Consolidated Balance Sheet at April 4, 1999 and was collected early in the second quarter of 1999.

     The IRS has completed its examination of General Dynamics' 1990 through 1993 consolidated federal income tax returns and Gulfstream's 1990 through 1994 consolidated federal income tax returns. Unresolved matters for these years have been protested to the IRS Appeals Division. A refund claim by General Dynamics for $78 (plus interest) for research and experimentation tax credits for the year 1990 will also be considered by the IRS Appeals Division. The IRS is currently examining General Dynamics' 1994 and 1995 consolidated federal income tax returns.

     The company has recorded liabilities for tax contingencies, therefore, resolution of open matters for these years is not expected to have a materially unfavorable impact on the company's results of operations or financial condition.

(J)  Commitments and Contingencies

     Litigation

     Claims made by and against the company regarding the development of the Navy's A-12 aircraft are discussed in Note K.

     On April 19, 1995, 101 then-current and former employees of General Dynamics' Convair Division in San Diego, California filed a six-count complaint in the Superior Court of California, County of San Diego, titled Argo, et al. v. General Dynamics, et al. In addition to General Dynamics, four of Convair's then-current or former managers were also named as defendants. The plaintiffs alleged that the company interfered with their right to join an earlier class action lawsuit by, among other things, concealing its plans to close the Convair Division. On May 1, 1997, a jury rendered a verdict of $101 against the company and one of the defendants in favor of 97 of the plaintiffs. The jury awarded the plaintiffs a total of $1.8 in actual damages and $99 in punitive damages. The company and one of the defendants have appealed the judgment to the Court of Appeals of the State of California, Fourth Appellate District, Division One. On appeal, the company is seeking to have the judgment overturned in its entirety or, alternatively, a substantial reduction in the jury's punitive damage award. The company believes it has substantial legal defenses, but in any case, it believes the punitive damage award is excessive as a matter of law. Management currently believes the ultimate outcome will not have a material impact on the company's results of operations or financial condition.

     On July 13, 1995, General Dynamics Corporation was named as a defendant in a complaint filed in the Circuit Court of St. Louis County, Missouri, titled Hunt, et al. v. General Dynamics Corporation, et al. The complaint also names two insurance brokers, Lloyd Thompson, Ltd. and Willis Corroon Corporation of Missouri, as defendants. The plaintiffs are members of certain Lloyds' of London syndicates and British insurance companies who sold the company excess loss insurance policies covering the company's self-insured workers' compensation program at Electric Boat for four policy years, from July 1, 1988 to June 30, 1992. The plaintiffs allege that when procuring the policies the company and its brokers made misrepresentations to the plaintiffs and failed to disclose facts which were material to the risk. The plaintiffs also allege that the company has been negligent in its administration of workers' compensation claims. The plaintiffs seek rescission of the policies, a declaratory judgment that the policies are void, and compensatory damages in an unspecified amount. General Dynamics has counterclaimed, alleging that the plaintiffs have breached their insurance contracts by failing to pay claims. General Dynamics seeks a declaratory judgment that the policies are valid, actual damages, and payment of a penalty under a Missouri statute for the plaintiffs' vexatious and unreasonable failure to pay claims. The company does not expect that this case will have a material impact on the company's results of operations or financial condition.

     On August 16, 1996, plaintiffs HE Holdings, Inc., and Hughes Missile Systems Company filed an action against General Dynamics Corporation in the Superior Court for the State of California for the County of Los Angeles. In June 1998, plaintiffs filed a sixth amended complaint in which plaintiffs were redesignated as HE Holdings, Inc., now known as Raytheon Company, and Hughes Missile Systems Company, now known as Raytheon Missile Systems Company ("plaintiffs"). On September 8, 1998, plaintiffs filed a seventh amended complaint which is now pending. The seventh amended complaint alleges breach of contract, tortious interference with contract, conversion, fraud, and breach of the implied covenant of good faith and fair dealing, all with respect to the Asset Purchase Agreement dated May 8, 1992, for the sale of the company's missile business, various related leases and other alleged agreements. The seventh amended complaint seeks approximately $25 in compensatory damages, as well as punitive damages and declaratory relief. The company does not expect that the lawsuit will have a material impact on the company's results of operations or financial condition.

     The company is either a named defendant or a third-party defendant in certain multi-plaintiff tort cases pending in state or federal court in Arizona, captioned: Cordova, et al. v. Hughes Aircraft Co.; Lanier, et al. v. Hughes Aircraft Co., et al.; Yslava, et al. v. Hughes Aircraft Co.; and Arellano, et al. v. Hughes Aircraft Co. In these cases the plaintiffs allege that they suffered personal injuries and/or property damage from chronic exposure to drinking water alleged to be contaminated with trace amounts of the industrial solvent trichloroethylene. The alleged source of the contamination was industrial facilities in and around the site now occupied by the Tucson International Airport (TIA) and U.S. Air Force Plant #44. In addition to the company, defendants are Hughes Aircraft Co. (now Raytheon), the Tucson Airport authority (TAA), the City of Tucson, (the City) and McDonnell Douglas Corp.
(MDC). In Cordova, the company negotiated a settlement with all but four defendants, who have appealed the summary judgement entered against them. The company has reached an agreement to settle all the remaining cases and is negotiating the final terms of the settlement agreements. Court approval is required for the settlement of these cases. The company does not believe that these lawsuits will have a material impact on the company's results of operations or financial condition.

     In other litigation concerning the Tucson site, the company is a defendant in two cases brought in federal district court in Arizona by TAA and the City under the Comprehensive Environmental Response Compensation and Liability Act (CERCLA). Plaintiffs seek reimbursement of CERCLA response costs and a declaration of the company's alleged liability with respect to soil and groundwater contamination at portions of the Tucson site. On September 30, 1998, the U.S. Environmental Protection Agency (U.S. EPA) issued a Special Notice Letter notifying the company that it was a potentially responsible party (PRP) with respect to contamination of soil and shallow groundwater on and near property currently occupied by the TIA. Other PRPs receiving a similar notice were the U.S. Air Force, TAA, MDC and the City. The company has reached an agreement to settle the litigation brought by TAA and the City and is awaiting court approval of a consent decree negotiated with the U.S. EPA in response to the Special Notice Letter. The company does not believe that these lawsuits or the pending consent decree will have a material impact on the company's results of operations or financial condition.

     The company is also a defendant in other lawsuits and claims and in other investigations of varying nature. The company believes its liabilities in these proceedings, in the aggregate, are not material to the company's results of operations or financial condition.

     Environmental

     The company is directly or indirectly involved in certain Superfund sites in which the company, along with other major U.S. corporations, has been designated a PRP by the U.S. EPA or a state environmental agency with respect to past shipments of hazardous waste to sites now requiring environmental cleanup. Based on a site by site analysis of the estimated quantity of waste contributed by the company relative to the estimated total quantity of waste, the company believes its liability at any individual site is not material. The company is also involved in the investigation, cleanup and remediation of various conditions at sites it currently or formerly owned or operated.

     The company measures its environmental exposure based on enacted laws and existing regulations and on the technology expected to be approved to complete the remediation effort. The estimated cost to perform each of the elements of the remediation effort is based on when those elements are expected to be performed. Where a reasonable basis for apportionment exists with other PRPs, the company estimates only its allowable share of the joint and several remediation liability for a site, taking into consideration the solvency of other participating PRPs. Based on a site by site analysis, the company believes it has adequate accruals for any liability it may incur arising from sites currently or formerly owned or operated at which there is a known environmental condition, or Superfund sites at which the company is a PRP.

(K)  Termination of A-12 Program

     The A-12 contract was a fixed-price incentive contract for the full-scale development and initial production of the Navy's new carrier-based Advanced Tactical Aircraft. The Navy terminated the company's A-12 aircraft contract for default. Both the company and McDonnell Douglas, now owned by the Boeing Company, (the contractors) were parties to the contract with the Navy, each had full responsibility to the Navy for performance under the contract, and both are jointly and severally liable for potential liabilities arising from the termination. As a consequence of the termination for default, the Navy demanded that the contractors repay $1,352 in unliquidated progress payments, but agreed to defer collection of the amount pending a decision by the U.S. Court of Federal Claims on the contractors' challenge to the termination for default, or a negotiated settlement.

     The contractors filed a complaint on June 7, 1991, in the U.S. Court of Federal Claims contesting the default termination. The suit, in effect, seeks to convert the termination for default to a termination for convenience of the U.S. government and seeks other legal relief. A trial on Count XVII of the complaint, which relates to the propriety of the process used in terminating the contract for default, was concluded in October 1993. In December 1994, the court issued an order vacating the termination for default. On December 19, 1995, following further proceedings, the court issued an order converting the termination for default to a termination for convenience. On March 31, 1998, a final judgment was entered in favor of the contractors for $1,200 plus interest.

     The U.S. government filed an appeal from the trial court's ruling in the U.S. Court of Appeals for the Federal Circuit. On July 1, 1999, the Court of Appeals found that the trial court erred in converting the termination for default to a termination for convenience without first determining whether a default existed. The Court of Appeals remanded the case for determination of whether the government's default termination was justified. The Court of Appeals stated that it was expressing no view on that issue, and it left the parties the opportunity to fully litigate that issue on remand.

     The company continues to believe that the government's default termination was improper, both as to process (the basis relied upon by the trial court) and because the contractors were not in default. The company continues to believe that at a full trial it will be able to demonstrate that the default termination was not justified and that the termination for default will be converted to a termination for convenience. If the company is successful in such a new trial, it could result in the same, a lesser or a greater award to the contractors.

     The company has fully reserved the contracts in process balance associated with the A-12 program and has accrued the company's estimated termination liabilities and the liability associated with pursuing the litigation through the appeals process and remand proceedings. In the event that the contractors are ultimately found to have been in default under the A-12 contract and are required to repay all unliquidated progress payments, additional losses of approximately $675, plus interest, may be recognized by the company. The company believes the possibility of this result is remote.

(L)  Business Segment Information

     Management has chosen to organize its business segments in accordance with several factors, including a combination of the nature of products and services offered, the nature of the production processes and the class of customer for the company's products. Operating segments are aggregated for reporting purposes consistent with these criteria. Management measures its segments' profit based primarily on operating earnings. As such, net interest and other income items have not been allocated to the company's segments. For a further description of the company's business segments, see Management's Discussion and Analysis of the Results of Operations and Financial Condition.

     Summary financial information for each of the company's segments follows:

                                 Net Sales               Operating Earnings
                                 ---------               ------------------
                          April 4       March 29      April 4         March 29
                            1999          1998         1999             1998
                            ----          ----         ----             ----
Marine Systems*           $  808         $  555        $  88            $ 64
Aerospace                    625            503           97              69
Combat Systems*              290            335           35              43
Information Systems
   & Technology*             233            218           21              14
Other                         46             46            -               3
                          ------         ------        -----            ----

                          $2,002         $1,657        $ 241            $193
                          ======         ======        =====            ====

*As of January 1, 1999, management realigned its information technology resource businesses resulting in a different composition of reportable segments. Segment data for all years presented has been restated to give recognition to the 1999 composition of reportable segments.


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